Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Announces Retirement of David Henry and
Appointment of Conor Flynn as Chief Executive Officer, Effective 2016

NEW HYDE PARK, New York, February 25, 2015 -- Kimco Realty Corporation (NYSE: KIM) today announced that David B. Henry will retire on January 1, 2016 as Vice Chairman of the Board of Directors and Chief Executive Officer.  Conor C. Flynn, President and Chief Operating Officer, has been appointed to succeed Mr. Henry as Chief Executive Officer, effective on that date.

“This announced transition comes at a time of strength for Kimco given our well-positioned portfolio, deep management team and strong balance sheet.  The selection of Conor to succeed Dave next year reflects our excellent talent base and internal succession planning process,” said Milton Cooper, Executive Chairman.

Mr. Cooper continued, “Dave’s contribution to Kimco has been enormous.  In his 14 years at Kimco, he has been a trusted partner, mentor and friend. He has played a key leadership role in guiding our transformation over the last few years, which will serve as the foundation for Kimco’s continued success. The Board offers Dave our sincere thanks for his contributions to Kimco and its stakeholders. I wish him and his family much happiness in the future.”

Mr. Henry, who will turn 66 years old in 2015,  said, “It’s been an honor and privilege to lead Kimco as Chief Executive Officer since November 2009. I am proud of our team’s many accomplishments and Kimco’s wonderful portfolio of properties. Conor is terrific, and I am confident that the company will continue to thrive under his leadership.” Upon his retirement, Mr. Henry will serve as a senior advisor to Kimco and provide consulting and advisory services to the company as requested from time to time.

Conor Flynn was appointed President of the company in August 2014 after previously being named Kimco’s Chief Operating Officer (May 2013) and, more recently, Chief Investment Officer (May 2014). Mr. Flynn will continue in these roles until January 1, 2016. In addition to the appointment of Mr. Flynn, Kimco announced the promotion of David Jamieson to Senior Vice President of Asset Management and Ross Cooper to Senior Vice President of Acquisitions.

In his current role, Mr. Flynn is responsible for overseeing the company’s shopping center business including the supervision of all regional personnel as well as guiding new investment decisions for the organization. Mr. Flynn joined Kimco in 2003 as an asset manager and has held a variety of senior leadership roles over the past 11 years, including President, Western Region. Mr. Flynn received a B.A. degree in Economics from Yale University and a Master's degree in Real Estate Development from Columbia University.

“I have benefitted greatly from the close working relationship I have with Dave. He has been very helpful and I’m grateful for his continued support during this transition,” said Mr. Flynn. “Kimco is an admired industry leader and I am honored to lead this organization with a rich history of innovation, entrepreneurship and integrity. I am excited about our company’s future and look forward to working closely with the Board and our talented associates in further strengthening Kimco’s market position and driving long-term shareholder value.”

ABOUT KIMCO

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that owns and operates North America’s largest publicly traded portfolio of neighborhood and community shopping centers. As of December 31, 2014, the company owned interests in 754 shopping centers comprising 110 million square feet of leasable space across 39 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

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CONTACT:

David F. Bujnicki

Vice President, Investor Relations and Corporate Communications

Kimco Realty Corp.

1-866-831-4297

dbujnicki@kimcorealty.com